EXHIBIT 99.1
Federal-Mogul Reports Second Quarter 2016 Results

•	Second quarter net sales of $1.9 billion, down 2 percent, year-to-date net sales up 1 percent

•	Gross profit of $304 million, a 1 percentage point margin improvement over Q2 2015

•	Net income from continuing operations attributable to Federal-Mogul of $31 million compared to $15 million in Q2 2015

•	Operational EBITDA of $196 million compared to $182 million in Q2 2015
Southfield, Michigan, July 27, 2016 … Federal-Mogul Holdings Corporation (NASDAQ: FDML) today announced financial results for the second quarter ended June 30, 2016. Net sales for the second quarter were $1,924 million, compared to $1,962 million in Q2 2015, a $38 million, or 2 percent, decrease. Higher OE sales and sales from the acquired valvetrain business were offset by lower aftermarket sales and $15 million of negative impact from currency exchange rate fluctuations. For the first half ended June 30, 2016, net sales were $3,821 million, a $24 million, or 1 percent, increase compared with the prior year period, despite $67 million of negative impact from currency exchange rate fluctuations. Gross profit for the second quarter was $304 million, or 15.8 percent of sales, a 1 percentage point margin improvement, compared with Q2 2015. The improved gross profit margin was driven primarily by operational improvements in both divisions as well as the favorable impact of ongoing restructuring and integration programs, partially offset by the impact from lower sales. Net income from continuing operations attributable to Federal-Mogul in the quarter was $31 million, or $0.18 per share, compared with net income from continuing operations attributable to Federal-Mogul of $15 million or $0.09 per share in Q2 2015. Adjusted net income in Q2 2016 was $47 million, or $0.28 per share. Operational EBITDA in Q2 2016 was $196 million, compared to $182 million in Q2 2015. The Company ended the second quarter 2016 with liquidity of $461 million, including cash of $290 million and $171 million of availability under its revolving credit facility.

Division Results
Powertrain Division
Federal-Mogul’s Powertrain division reported second quarter revenue of $1,172 million, compared to $1,167 million in the same prior year period. The increase in Powertrain’s revenue was principally driven by an increase in sales volume, which was enhanced by revenue from the acquired valvetrain business. This increase was partially offset by a $7 million negative impact from currency exchange fluctuations.
At constant exchange rates, Federal-Mogul Powertrain Q2 2016 sales were up 1 percent over Q2 2015, primarily due to the valvetrain acquisition, and were partially offset by continued weakness in the heavy-duty and industrial segments, as well as declines in the Brazilian market.
Operational EBITDA in Q2 was $135 million or 11.5 percent of revenue, a $20 million improvement compared to $115 million, or 9.9 percent of revenue, in Q2 2015. While EBITDA was negatively impacted by the decrease in production in the heavy-duty and industrial segments, overall operational performance, including material cost savings, was significantly improved. In addition, EBITDA was positively impacted by $3 million of currency exchange fluctuations.
For the first half of 2016, the Powertrain division reported revenue of $2,300 million, $5 million lower than the same period of 2015. The year-over-year comparison was impacted by $37 million of negative currency exchange, but in constant dollars revenue increased by $32 million or just over 1 percent. Operational EBITDA for the first half of the year was $254 million or 11.0 percent of revenue, compared to $226 million or 9.8 percent of revenue in the prior year, largely driven by improved operational performance in material sourcing, manufacturing and overall cost management.

During Q2, Federal-Mogul Powertrain received several notable customer accolades. The company was honored with the prestigious 2016 Volkswagen Group Award for supplier excellence, recognized for its delivery of pistons, piston rings, bearings and valves on various engine programs for the vehicle manufacturer group. The company was also the recipient of a Green Supplier of the Year award from Yazaki and a Pinnacle Award from Delphi Automotive, both in recognition of its systems protection solutions.
Federal-Mogul Powertrain’s engine content was included in all 12 car engine category winners in the 2016 International Engine of the Year Awards presented last month. The top award went to the Ferrari 3.9-litre biturbo V8, which features Federal-Mogul Powertrain’s cylinder head gaskets and engine valvetrain components.
“While we are pleased with our overall results for the quarter, our sales were relatively flat during this period. We must continue to work to drive additional growth in our top line as we look ahead to the second half of 2016,” said Rainer Jueckstock, Federal-Mogul co-CEO and CEO, Federal-Mogul Powertrain. “We remain well-positioned throughout the world to continue developing innovative powertrain solutions for the light, industrial and heavy-duty vehicle segments that we serve.”
Motorparts Division
Federal-Mogul’s Motorparts division reported second quarter revenue of $818 million, a $53 million, or 6 percent, decrease from the prior year period, including $8 million of negative impact from currency exchange rate fluctuations. North American aftermarket sales decreased by 10 percent in the quarter, at constant exchange, representing most of the year-over-year decline. The second quarter of 2015 experienced unusually high sales volume as a result of supply chain issues that impacted the first quarter 2015, leading to a challenging comparison. Sales in EMEA declined to $297 million compared to $305 million in the same period last year, primarily due to lower aftermarket sales in Germany and the Middle East, partially offset by stronger OE volume. Asia Pacific sales were $61 million compared to $57 million in Q2 2015. Motorparts continued to experience solid growth in the China aftermarket (26%), the India aftermarket (12%), and its OE business (11%), each at constant exchange rates, which was partially offset by lower export sales to the region as well as the downsizing of operations in Australia.
In Q2 2016, the Motorparts division recorded Operational EBITDA of $61 million, or 7.5 percent of revenue, compared to $67 million, or 7.7 percent of revenue, in Q2 2015. The decrease in Operational EBITDA was largely due to increased marketing investment ($4 million) and a legal reserve ($3 million) during the quarter as improved operational performance and commercial actions offset the impact of lower volumes.
Through the first half 2016, the Motorparts division recorded revenue of $1,649 million compared to $1,644 million in the prior year period, including $30 million of negative impact from currency exchange rate fluctuations. EBITDA was $135 million, or 8.2 percent of revenue, in the six months ending June 30, 2016 compared to $98 million, or 6.0 percent of revenue, in the same period last year.
Daniel Ninivaggi, Federal-Mogul co-CEO and CEO, Federal-Mogul Motorparts commented, “Sales in the second quarter of 2016 were somewhat disappointing but our operational performance was solid. In addition, we continue to make progress on our strategic initiatives. Key highlights during the second quarter included the opening of new regional distribution centers in Belgium and China, the acquisition of a filter manufacturing business in Mexico, expansion of our ‘Tech First’ technical training and support platform for vehicle repair specialists and continued investment in our globally-recognized brands. We remain very focused on delivering value to our customers every day through better products, service and field support.”

Proposal from Majority Shareholder
On February 29, 2016, the Company announced it had received a proposal from its majority shareholder, Icahn Enterprises L.P. (“IEP”), to purchase the shares of the Company’s common stock not owned by IEP for $7.00 per share in a merger transaction.
On June 20, 2016, the Company announced that it had received a revised proposal from IEP to purchase shares of the Company’s common stock not owned by IEP for $8.00 per share, an increase from IEP’s previous offer of $7.00 in cash per share. The transaction process remains ongoing.
Analyst Call
Federal-Mogul will conduct an earnings conference call and audio webcast on Wednesday, July 27 at 9:30 a.m., EDT. To facilitate rapid connection the morning of the call, please click here to pre-register.
To participate in the call:

Domestic calls:	(855) 789-8161
International calls:	(631) 485-4890
Passcode ID:	42692765
Further information is available at www.federalmogul.com/investors.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as sales at constant exchange rates, this measure excludes the effect of currency exchange on current year results; Operational EBITDA; and Adjusted Net Income. Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the most comparable GAAP financial measure, please see the financial schedules that accompany this release.
Forward-Looking Statements
Statements contained in this press release which are not historical fact constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, but are not limited to, the company’s ability to successfully integrate and achieve the anticipated synergies from recent acquisitions, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

About Federal-Mogul
Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.
Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.
Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.
Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, wipers and a range of chassis components. The company’s aftermarket brands include ANCO ® wiper blades; Champion ® lighting, spark plugs, wipers and filters; Interfil ® filters; AE ® , Fel-Pro ® , FP Diesel ® , Goetze ® , Glyco ® , Nüral ® , Payen ® and Sealed Power ® engine products; MOOG ® chassis components; and Ferodo ® , Jurid ® and Wagner ® brake products and lighting.
Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The Company has more than 53,000 employees globally. For more information, please visit www.federalmogul.com or contact:

Investor Relations	Media
Jim Zabriskie	Susan Fisher
Federal-Mogul Holdings Corporation	Federal-Mogul Holdings Corporation
+1 (248) 354-8673	+1 (248) 354-0926

FEDERAL-MOGUL HOLDINGS CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015

Net sales	$1,924	$1,962	$3,821	$3,797
Cost of products sold	(1,620)	(1,672)	(3,229)	(3,256)

Gross profit	304	290	592	541

Selling, general and administrative expenses	(215)	(200)	(413)	(403)
Goodwill and intangible impairment expense, net	(6)	—	(6)	6
Restructuring charges and asset impairments	(6)	(30)	(24)	(43)
Amortization expense	(14)	(15)	(29)	(29)
Other income (expense), net	2	—	12	(3)

Operating income (loss)	65	45	132	69

Interest expense, net	(36)	(32)	(73)	(67)
Equity earnings of nonconsolidated affiliates	19	16	33	28

Income (loss) from continuing operations before income taxes	48	29	92	30
Income tax (expense) benefit	(15)	(12)	(23)	(23)

Income (loss) income from continuing operations	33	17	69	7
Gain from discontinued operations, net of income tax	—	7	—	7

Net income (loss)	33	24	69	14

Less net income attributable to noncontrolling interests	(2)	(2)	(3)	(3)

Net income (loss) attributable to Federal-Mogul	$31	$22	$66	$11

Amounts attributable to Federal-Mogul:
Net income (loss) from continuing operations	$31	$15	$66	$4
Gain from discontinued operations, net of income tax	—	7	—	7

Net income (loss)	$31	$22	$66	$11

Net income (loss) per common share attributable to Federal-Mogul Basic and diluted:
Net income (loss) from continuing operations	$0.18	$0.09	$0.39	$0.03
Gain from discontinued operations, net of income tax	—	0.04	—	0.04

Net income (loss)	$0.18	$0.13	$0.39	$0.07

FEDERAL-MOGUL HOLDINGS CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)

	June 30	December 31
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$290	$194
Accounts receivable, net	1,351	1,374
Inventories, net	1,348	1,342
Prepaid expenses and other current assets	216	188

Total current assets	3,205	3,098

Property, plant and equipment, net	2,387	2,353
Goodwill and other indefinite-lived intangible assets	907	903
Definite-lived intangible assets, net	374	404
Investments in nonconsolidated affiliates	266	296
Other noncurrent assets	166	174

TOTAL ASSETS	$7,299	$7,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$144	$138
Accounts payable	915	901
Accrued liabilities	576	582
Current portion of pensions and other postemployment benefits liability	41	40
Other current liabilities	142	159

Total current liabilities	1,818	1,820

Long-term debt	2,949	2,914
Pensions and other postemployment benefits liability	1,110	1,123
Long-term portion of deferred income taxes	367	367
Other accrued liabilities	91	102

Shareholders’ equity:
Preferred stock ($0.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($0.01 par value; 450,100,000 authorized shares; 170,636,151 issued shares and 169,040,651 outstanding shares as of June 30, 2016 and December 31, 2015)	2	2
Additional paid-in capital	2,899	2,899
Accumulated deficit	(730)	(796)
Accumulated other comprehensive loss	(1,329)	(1,318)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	825	770

Noncontrolling interests	139	132

Total shareholders’ equity	967	902

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,299	$7,228

FEDERAL-MOGUL HOLDINGS CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Six Months Ended
	June 30
	2016	2015
Cash Provided From (Used By) Operating Activities
Net income (loss)	$69	$14
Adjustments to reconcile net income to net cash provided from (used by) operating activities:
Depreciation and amortization	180	166
Restructuring charges and asset impairments	24	43
Payments against restructuring liabilities	(24)	(38)
Goodwill and intangible asset impairment expense, net	6	(6)
Equity earnings of nonconsolidated affiliates	(33)	(28)
Cash dividends received from nonconsolidated affiliates	65	6
Change in pensions and postemployment benefits	(16)	(16)
Deferred tax benefit	(2)	(1)
Loss on sale of equity method investment	—	11
Gain from discontinued operations	—	(7)
Gain from sales of property, plant and equipment	(9)	(4)
Unrealized foreign currency transaction losses	(1)	—
Changes in operating assets and liabilities:
Accounts receivable	35	(182)
Inventories	8	(117)
Accounts payable	27	80
Other assets and liabilities	(37)	(12)
Net Cash Provided From (Used by) Operating Activities	292	(91)

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(195)	(216)
Payments to acquire businesses, net of cash acquired	(24)	(301)
Net proceeds from sale of equity method investment		15
Net proceeds from sales of property, plant and equipment	4	8
Transfer of cash balances upon disposition of held for sale operations	(12)	—
Capital investment in nonconsolidated affiliates	(1)	—
Net Cash Provided From (Used By) Investing Activities	(228)	(494)
Cash Provided From (Used By) Financing Activities
Proceeds from term loans, net of original issue discount	28	—
Proceeds from equity rights offering net of related fees	—	250
Proceeds from borrowings on revolving line of credit	256	384
Payments on revolving line of credit	(208)	(154)
Principal payments on term loans	(38)	(13)
Decrease in other long-term debt	—	(4)
Increase in short-term debt	2	17
Net remittances on servicing of factoring arrangements	(1)	(1)
Net Cash Provided From (Used By) Financing Activities	39	479

Effect of foreign currency exchange rate fluctuations on cash	(19)	17

Cash and equivalents at beginning of period	194	332
Cash from operations held for sale at January 1	12	—

Increase (decrease) in cash and equivalents	84	(89)
Cash and equivalents at end of period	$290	$243
Supplementary Disclosures:
Non-cash financing and investing activities:
Change in accrued property and equipment additions	$(17)	$(16)

FEDERAL-MOGUL HOLDINGS CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

Reconciliation of Operational EBITDA to Net Income (loss):

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
Powertrain	$135	$115	$254	$226
Motorparts	61	67	$135	98

Total Operational EBITDA	196	182	$389	324

Items required to reconcile Operational EBITDA to EBITDA:
Restructuring charges and asset impairments (a)	(6)	(30)	(24)	(43)
Goodwill and intangible impairment expense, net	(6)	—	(6)	6
Loss on sale of equity method investment	—	—	—	(11)
Financing charges	(4)	(2)	(7)	(4)
Discontinued operations	—	7	—	7
Transaction related costs	(2)	(2)	(2)	(6)
Segmentation costs	—	(1)	—	(2)
Other (b)	(1)	(3)	(5)	(1)

EBITDA	177	151	345	270

Items required to reconcile EBITDA to net income (loss):
Depreciation and amortization	(93)	(83)	(180)	(166)
Interest expense, net	(36)	(32)	(73)	(67)
Income tax (expense) benefit	(15)	(12)	(23)	(23)

Net income (loss)	$33	$24	69	$14
______________
	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
	(millions of dollars)
Footnotes:
(a) Restructuring charges and asset impairments, net:
Restructuring charges related to severance and other charges, net	$(6)	$(28)	$(21)	$(40)
Asset impairments, including impairments related to restructuring activities	—	(2)	$(3)	(3)

Total Restructuring charges	(6)	(30)	$(24)	(43)

(b) Other reconciling items:
Non-service cost components associated with U.S. based funded pension plans	(3)	—	(6)	—
Stock appreciation rights	—	—	—	1
Other	2	(3)	1	(2)

	$(1)	$(3)	$(5)	$1

Management utilizes Operational EBITDA as the key performance measure of segment profitability and uses the measure in its financial and operational decision making processes; for internal reporting; and for planning and forecasting purposes to effectively allocate resources. Operational EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted for additional amounts. Examples of these adjustments include impairment charges related to goodwill, other long-lived assets and investments; restructuring charges, certain gains or losses on the settlement/extinguishment of obligations; and receivable financing charges. During 2015, the Company modified its definition of Operational EBITDA to adjust for financing charges related to certain receivable financing programs. Comparable periods have been adjusted to conform to this definition.
Operational EBITDA presents a performance measure exclusive of capital structure and the method by which net assets were acquired, disposed of, or financed. Management believes this measure provides additional transparency into its core operations and is most reflective of the operational profitability or loss of the Company’s operating segments and reporting units. The measure also allows management and investors to view operating trends, perform analytical comparisons and benchmark performance between periods and among operating segments.

FEDERAL-MOGUL HOLDINGS CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)
ADJUSTED NET INCOME

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
Net income (loss)	$33	$24	69	14
Restructuring and impairment charges, net	12	30	30	37
Loss on sale of equity method investment	—	—	—	11
Segmentation and transaction related costs	2	3	2	8
Net tax impact on above	—	(1)	(2)	(3)

Adjusted net income from continuing operations	$47	$56	99	67

Adjusted net income is defined as net income (loss) less restructuring, impairment charges, loss on extinguishment of debt, OPEB curtailment gains or losses, gains or losses on the sales of businesses, certain transaction related costs such as costs associated with acquisitions, segmentation and headquarters relocation, certain project and integration costs and related tax impact on these items. Within 2015, we modified our definition of adjusted net income to remove the exclusion of strategic costs (distribution footprint initiatives, IS strategic initiatives, other strategic costs, and integration costs). Prior periods have been adjusted accordingly. Adjusted net income previously reported for Q2 2015 was $59 million.